EXHIBIT 99.1

Predictive Oncology Reports 2019 Full-year Financial Results

MINNEAPOLIS, April 01, 2020 (GLOBE NEWSWIRE) -- Predictive Oncology Inc. (NASDAQ: POAI) (“Predictive Oncology” or “the Company”), a knowledge-driven company focused on applying artificial intelligence (“AI”) to personalized medicine and drug discovery, today reported financial results for its full year ended December 31, 2019, as well as select corporate highlights.

Q4 Highlights

  Secured $15.0 Million equity line with Oasis Capital, LLC
  New subsidiary Helomics reached milestone sequencing tumor cases in partnership with UPMC Magee
  Subsidiary Skyline Medical completed largest STREAMWAY™ System order to a single hospital in the Company’s history
  Launched CancerQuest 2020 initiative, with ovarian cancer initial target

Full-Year 2019 Results – 2019 vs. 2018

  Revenues were $1.4 million, flat year on year relative to $1.4 million in 2018
  Net loss was $19.7 million versus $10.1 million in 2018, owing in part to Helomics merger expenses, goodwill impairment, and other extraneous expenses related to the transaction.

Bob Myers, CFO of Predictive Oncology, stated, “2019 was not without its challenges for the entire healthcare technology industry, yet we continued to execute on our business model, making a synergistic acquisition and shoring up our balance sheet via a new $15.0 million equity line from Oasis Capital. Our STREAMWAY line has maintained strong disposable product sales and we continue to sell the STREAMWAY System.”

“We continue to be very excited about the revenue and monetization prospects for our precision medicine business, which will allow us to be at the forefront of developing the artificial intelligence required to combat a variety of ailments, as well as our revolutionary STREAMWAY clinical waste disposal products,” stated Dr. Carl Schwartz, CEO and Director. “We will continue to execute upon our comprehensive strategy to deliver long-term profitable growth and innovation while concentrating our efforts and resources on our recently acquired Helomics business.”

“Building on the successes in 2019, we have recently announced the launch of our CancerQuest 2020 initiative, and we expect Helomics’ first AI-driven predictive model of ovarian cancer to be ready for initial commercialization in revenue generating projects with Pharma in Q2-2020,” Dr. Schwartz added. “Furthermore, we have signed a Letter of Intent to acquire Quantitative Medicine, a biomedical analytics and computational biology company. Against this backdrop, we believe that Predictive Oncology will continue to be a pioneer within the fields of biomarker discovery and precision therapies going forward.”

FULL-YEAR 2019 RESULTS

Revenues were $1.4 million, consistent with 2018. Revenues in both years were primarily driven through the sale of Predictive Oncology’s proprietary STREAMWAY units, of which 43 units and 41 units were sold, respectively, in each of 2019 and 2018. Gross margins remained strong, declining slightly to 62% in 2019, from 71% in 2018, largely due to the increase in costs following the consolidation of the Helomics acquisition on April 4, 2019. However, exclusive of Helomics, the cost of sales related to the sale of STREAMWAY products was comparable on a year-on-year basis.

Net losses for 2019 totaled $19.7 million versus $10.1 million in 2018. General & administrative expenses rose 111% to nearly $9.8 million in 2019 as a result of extraneous expenses and initial costs related to the Helomics merger.  In addition, Predictive Oncology recognized a credit loss of $1.0 million in notes receivable from CytoBioscience (now operating as InventaBioTech). Operational expenses also rose to $3.0 million, compared to $1.8 million in 2018. Net loss in 2019 reflected impairment charges of $8.1 million on goodwill related to the Helomics merger and $0.8 million on intangibles, versus no impairment charges in 2018.

Separately, the Company benefited from a gain of $6.1 million as a result of the revaluation of the equity method investment recorded post the initial 25% purchase of Helomics, following the merger and consolidation of Helomics effective April 4, 2019. Predictive Oncology also incurred other expenses of $4.0 million in 2019 compared to only $441,000 in 2018, primarily due to an increase in interest expense, payment penalties, amortization of original issue discounts and a loss on debt extinguishment related to our notes payable.

OUTLOOK

Going forward, management intends to focus its resources on the Helomics and TumorGenesis divisions and the Company’s primary mission of applying artificial intelligence to precision medicine, drug discovery and the mediums used to replace rats and mice in preliminary cancer studies. Predictive Oncology had previously reported in December 2019 that it had received several indications of interest for the possible acquisition of its Skyline Medical division (which owns and markets the Company’s proprietary STREAMWAY System) no further action has resulted from these indications, and today management reaffirms that it is focusing the majority of its resources on maximizing opportunities within the Company’s precision medicine business.

About Predictive Oncology Inc.

Predictive Oncology (Nasdaq: POAI) operates through three segments (Domestic, International and Helomics), which contain four subsidiaries; Helomics, TumorGenesis, Skyline Medical and Skyline Europe. Helomics applies artificial intelligence to its rich data gathered from patient tumors to both personalize cancer therapies for patients and drive the development of new targeted therapies in collaborations with pharmaceutical companies. Helomics’ CLIA-certified lab provides clinical testing that assists oncologists in individualizing patient treatment decisions, by providing an evidence-based roadmap for therapy. In addition to its proprietary precision oncology platform, Helomics offers boutique CRO services that leverage its TruTumor™, patient-derived tumor models coupled to a wide range of multi-omics assays (genomics, proteomics and biochemical), and an AI-powered proprietary bioinformatics platform to provide a tailored solution to its clients’ specific needs. Predictive Oncology’s TumorGenesis subsidiary is developing a new rapid approach to growing tumors in the laboratory, which essentially “fools” cancer cells into thinking they are still growing inside a patient. Its proprietary Oncology Discovery Technology Platform kits will assist researchers and clinicians to identify which cancer cells bind to specific biomarkers. Once the biomarkers are identified they can be used in TumorGenesis’ Oncology Capture Technology Platforms which isolate and help categorize an individual patient’s heterogeneous tumor samples to enable the development of patient specific treatment options. Helomics and TumorGenesis are focused on ovarian cancer. Predictive Oncology’s Skyline Medical division markets its patented and FDA cleared STREAMWAY System, which automates the collection, measurement and disposal of waste fluid, including blood, irrigation fluid and others, within a medical facility, through both domestic and international divisions. The company has achieved sales in five of the seven continents through both direct sales and distributor partners. For more information, please visit www.predictive-oncology.com.

Forward-looking Statements

Portions of the narrative set for this this document that are not statements of historical or current facts are forward-looking statements, in particular, the commercial outlook provided above. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors.

These factors include, in addition to those mentioned elsewhere herein:

  We may not be able to continue operating without additional financing;
  Current negative operating cash flows;
  The terms of any further financing, which may be highly dilutive and may include onerous terms;
  Risks related to the 2019 merger with Helomics including; 1) significant goodwill could result in further impairment; 2) possible failure to realize anticipated benefits of the merger; 3) costs associated with the merger may be higher than expected; 4) the merger may result in the disruption of our existing businesses; and 5) distraction of management and diversion of resources;
  Risks related to our partnerships with other companies, including the need to negotiate the definitive agreements; possible failure to realize anticipated benefits of these partnerships; and costs of providing funding to our partner companies, which may never be repaid or provide anticipated returns;
  Risks related to the transaction with Quantitative Medicine including: 1) completion of the transaction; 2) possible failure to realize anticipated benefits of the merger; 3) costs associated with the merger may be higher than expected; 4) the merger may result in the disruption of our existing businesses; and 5) distraction of management and diversion of resources;
  Risk that we will be unable to complete the transaction with InventaBio Tech;
  Risk that we will be unable to protect our intellectual property or claims that we are infringing on others’ intellectual property;
  The impact of competition;
  Acquisition and maintenance of any necessary regulatory clearances applicable to applications of our technology;
  Inability to attract or retain qualified senior management personnel, including sales and marketing personnel;
  Risk that we never become profitable if our product is not accepted by potential customers;
  Possible impact of government regulation and scrutiny;
  Unexpected costs and operating deficits, and lower than expected sales and revenues, if any;
  Adverse results of any legal proceedings;
  The volatility of our operating results and financial condition, and,
  Other specific risks that may be alluded to in this report.

Contact:

Bob Myers
651-389-4800
bmyers@skylinemedical.com

Predictive Oncology, Inc.
Consolidated Balance Sheets

	Year ended December 31, 2019	Year ended December 31, 2018
ASSETS
Current Assets:
Cash & Cash Equivalents	$150,831	$162,152
Accounts Receivable	297,055	232,602
Notes Receivable (inclusive of $0 and $452,775 in advances to Helomics; net of $1,037,524 and $0 in allowances for credit losses)	-	497,276
Inventories	190,156	241,066
Prepaid Expense and Other Assets	160,222	318,431
Total Current Assets	798,264	1,451,527

Notes Receivable	-	1,112,524
Fixed Assets, net	1,507,799	180,453
Intangibles, net	3,649,412	964,495
Lease Right-of-Use Assets	729,745	-
Goodwill	15,690,290	-
Total Assets	$22,375,510	$3,708,999

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$3,155,641	$445,689
Notes Payable – Net of Discounts of $350,426 and $1,032,813	4,795,800	1,634,914
Accrued Expenses	2,371,633	1,279,114
Derivative Liability	50,989	272,745
Deferred Revenue	40,384	23,065
Lease Liability – Net of Long-Term Portion	459,481	-
Total Current Liabilities	10,873,928	3,655,527

Lease Liability	270,264	-
Total Liabilities	11,144,192	3,655,527
Stockholders’ Equity:
Preferred Stock, 20,000,000 authorized inclusive of designated below	-	-
Series B Convertible Preferred Stock, $.01 par value, 2,300,000 authorized, 79,246 and 79,246 shares outstanding	792	792
Series D Convertible Preferred Stock, $.01 par value, 3,500,000 authorized, 3,500,000 and 0 shares outstanding	35,000	-
Series E Convertible Preferred Stock, $.01 par value, 350 authorized, 258 and 0 shares outstanding	3	-
Common Stock, $.01 par value, 100,000,000 and 50,000,000 authorized, 4,056,652 and 1,409,175 outstanding	40,567	14,092
Additional Paid-in Capital	93,653,667	63,146,533
Accumulated Deficit	(82,498,711)	(63,107,945)
Total Stockholders' Equity	11,231,318	53,472

Total Liabilities and Stockholders' Equity	$22,375,510	$3,708,999

Predictive Oncology, Inc.
Consolidated Statements of Operations

	Year ended December 31, 2019	Year ended December 31, 2018
Revenue	$1,411,565	$1,411,655
Cost of goods sold	531,810	415,764
Gross margin	879,755	995,891
General and administrative expense	9,781,218	4,626,997
Operations expense	2,960,131	1,861,121
Sales and marketing expense	1,912,899	2,369,152
Total operating loss	(13,774,493)	(7,861,379)
Gain on revaluation of cash advances to Helomics	1,222,244	-
Other income	287,056	510,254
Other expense	(3,979,946)	(441,772)
Loss on goodwill impairment	(8,100,000)	-
Loss on intangible impairment	(770,250)	-
Loss on equity method investment	(439,637)	(2,293,580)
Gain on revaluation of equity method investment	6,164,260	-
Net loss	$(19,390,766)	$(10,086,477)
Deemed dividend on Series E Convertible Preferred Stock	289,935	-
Net loss attributable to common shareholders	$(19,680,701)	$(10,086,477)

Loss per common share - basic and diluted	$(6.86)	$(7.87)

Weighted average shares used in computation - basic and diluted	2,870,132	1,281,629